Exhibit 99.2

GENESCO INC.

CHIEF FINANCIAL OFFICER’S COMMENTARY

FISCAL YEAR 2012 THIRD QUARTER ENDED OCTOBER 29, 2011

Consolidated Results

Sales

Third quarter net sales increased 33% to $617 million from $ 465 million in the third quarter of fiscal 2011. Same store sales increased 12%. Excluding sales in the quarter of $92 million from companies acquired over the past twelve months, our sales growth this quarter was 13%.

Direct (catalog and e-commerce) sales for the third quarter increased 21% on a comparable basis. Total direct sales, including acquisitions within the past 12 months, increased 91%, or about 5% of total sales for the quarter.

Month to date same store sales through November 19 increased 11% and direct sales increased 18% on a comparable basis.

Gross Margin

Third quarter gross margin was 50.6% this year compared with 50.9% last year, which reflected a 20 basis point reduction related to acquisition accounting. Wholesale gross margins increased while retail gross margins decreased as a percent of net sales, reflecting primarily the addition of Schuh and changes in product mix.

SG&A

Selling and administrative expense for the third quarter decreased by 160 basis points to 43.1% from 44.7% of sales for the same period last year, reflecting leverage of occupancy expense, depreciation, and selling salaries. Included in this quarter’s expenses is $2.9 million in amortization of deferred purchase price payments of £25 million in the Schuh acquisition due in years 3 and 4 if the noteholders remain. As we have discussed before, because of the retention feature, U.S. GAAP requires these deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. Also included in this quarter’s expense is $0.2 million in acquisition expenses. Included in last year’s number is $0.1 million in purchase price accounting adjustments. After adjusting both years for these items, SG&A as a percent of sales was 42.6% compared to 44.7% last year, or a 210 basis point improvement in leverage. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document. Also included in this year’s SG&A expense, but not eliminated from the adjusted number, is $1.7 million related to a contingent payment feature of the Schuh acquisition, which provides for a further payment of up to £25 million to the management group after four years if they have achieved certain earnings targets above the planned earnings on which we based our purchase price calculation. As we have discussed previously, there will be quarterly accruals for a portion of this payment reflecting an estimate of the probability, based on Schuh’s performance, that it will be earned.

Restructuring and Other

“Restructuring and Other” charges were $0.3 million in the third quarter this year, primarily for other legal matters and network intrusion expenses, and were $2.1 million for the same period last year, primarily for asset impairments.

Operating Income

Genesco’s operating income was $45.9 million in the third quarter compared with $26.7 million in the third quarter of last year. Operating income this year included the restructuring and other charges of $0.3 million, $0.2 million in acquisition expenses and $2.9 million in Schuh acquisition-related deferred payment expenses discussed above. Last year, operating income included $2.1 million of restructuring and other charges, and purchase price adjustments of $0.9 million included in gross margin and $0.1 million in SG&A. Excluding these items from both periods, operating income was $49.3 million for the third quarter this year compared with $29.8 million last year. Adjusted operating margin was 8.0% of sales this quarter compared with 6.4% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $1.9 million, compared with $0.3 million for the same period last year.

Outstanding debt at quarter end was $148 million compared with $30 million last year.

Pretax Earnings – Total GCO

Pretax earnings for the quarter were $44.0 million, which reflects a total of approximately $3.4 million of restructuring and other charges and costs associated with the Schuh acquisition, as discussed above. Last year, third quarter pretax earnings were $26.4 million, which reflected $3.1 million of restructuring and other purchase price acquisition-related adjustments. Excluding these items from both years’ results, pretax earnings for the quarter were $47.5 million this year compared to $29.5 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Earnings From Continuing Operations

Earnings before discontinued operations were $26.2 million, or $1.09 per diluted share, in the third quarter this year, compared to earnings of $17.0 million or $.72 per diluted share, in the third quarter last year. Excluding the items discussed above and adjusting for last year’s lower tax rate, earnings from continuing operations were $1.21 per diluted share in this year’s third quarter compared with $0.77 in last year’s third quarter. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the third quarter increased 22%, to $186 million, compared to $153 million in the third quarter last year.

Same store sales for the quarter increased 8% this year on top of a 13% increase in the same quarter a year ago. E-commerce comp sales for the group increased 12% in the quarter. Month to date same store sales as of November 19 increased 9% and e-commerce sales increased 1%.

The Group’s gross margin as a percent of sales was flat compared to last year. SG&A expense as a percent of sales was down due to good leveraging of expenses, primarily rent and selling salaries.

The Group’s operating income for the third quarter improved to $18.9 million from $12.2 million last year in the quarter. Last year’s operating income included $816,000 of acquisition purchase price adjustments. Operating margin was a strong 10.2%, compared to 8.0% last year.

Journeys Group

Journeys Group’s sales for the quarter increased 16% to $251 million from $216 million for the third quarter last year. Direct sales on a comparable basis increased 47%. Same store sales increased 15% compared with 9% in last year’s third quarter. Month to date same store sales through November 19 increased 15% and e-commerce and catalog sales increased 37%.

Average selling prices for footwear in Journeys stores open for at least 12 months increased 1.9% in the quarter.

Gross margin for the Journeys Group was down 60 basis points in the quarter. This was due in part to product mix impacting the initial markon.

The Journeys Group’s SG&A expense decreased as a percent of sales by 200 basis points, due primarily to the leveraging of occupancy cost, depreciation, and selling salaries.

The Journeys Group’s operating income for the quarter improved to $28.4 million from $21.5 million last year. Operating margin was 11.3% compared with 9.9% last year.

Schuh

Schuh’s performance exceeded our expectations for the quarter. Sales were $78 million. Operating income was $4.4 million which included the deferred purchase price which I have talked about previously. Excluding that amount, operating income was $7.3 million or 9.3% of sales.

Underground Station

Underground Station’s sales increased by 4.5% to $23 million, reflecting a 14% increase in same store sales compared with an increase of 3% last year. The store count was 139, a reduction of 12 stores year-to-date, or 8%. Month to date same store sales through November 19 decreased by 1%.

Underground Station’s gross margin was flat with last year.

Expenses decreased as a percent of sales by almost 600 basis points for the second quarter in a row, reflecting the leveraging of rent, depreciation and selling salaries from the strong same store sales increase, and the closing of unprofitable stores.

Underground Station essentially broke even for the quarter compared to a loss of $1.4 million in last year’s third quarter. Operating margin for the quarter was (0.6%) compared to (6.5%) for the third quarter last year.

Johnston & Murphy Group

Johnston & Murphy Group’s third quarter sales increased 6.1%, to $48 million, compared to $45 million in the third quarter last year.

Johnston & Murphy’s wholesale sales increased 2% during the quarter. Same store sales for the Johnston & Murphy retail stores increased 7% after a 7% increase last year. Month to date same store sales through November 19 increased 9%.

E-commerce and catalog sales, on a comparable basis, increased 9% in the quarter. E-commerce and catalog sales increased 20% through November 19.

Gross margin improved by almost 200 basis points. SG&A as a percent of sales was down 100 basis points. Operating income almost doubled to $3.0 million, compared with $1.5 million in the third quarter last year. Operating margin increased to 6.2% from 3.4% last year.

Licensed Brands

Licensed Brands’ sales increased 5.6%, to $30 million, in the quarter.

Gross margins were down primarily due to higher closeout sales this year.

SG&A expense as a percent of sales was down, due primarily to decreased bonus expense.

Operating income for the quarter was $3.7 million, or 12.2% of sales, compared with $3.4 million, or 12.0% of sales, in the third quarter last year.

Balance Sheet

Cash

Cash at the end of the third quarter was $36 million, compared with $25 million last year. We ended the quarter with $148 million in debt, compared with $30 million of debt last year. The increase in net debt (debt net of cash) was $107 million. This increase was caused primarily by the Schuh acquisition in the second quarter of this year. Over the past 12 months we have spent $113.7 million on acquisitions and about $1.1 million on stock repurchases.

Inventory

Inventories increased 21% in the third quarter on a year over year basis on a 33% sales increase. We feel good about our inventory levels and believe we are well positioned for a solid fourth quarter.

Shareholders Equity

Shareholders Equity was $680 million at quarter-end, compared with $585 million at the end of quarter 3 last year.

Capital Expenditures

For the third quarter, capital expenditures were $14.4 million and depreciation was $13.0 million. During the third quarter, we opened 19 new stores and closed 18 stores. In addition, we acquired 6 stores during the quarter. We ended the quarter with 2,387 stores compared with 2,311 stores last year, or an increase of 3%. Square footage increased 11% on a year-over-year basis. This year’s store count included:

882	Lids stores (including 82 stores in Canada)

76	Lids Locker Room stores (including 1 store in Canada)

42	Lids clubhouse stores

811	Journeys stores (including 9 in Canada)

153	Journeys Kidz stores

53	Shï by Journeys stores

139	Underground Station stores

75	Schuh stores and concessions

156	Johnston & Murphy stores and factory stores

2,387	TOTAL STORES

For fiscal 2012, we are forecasting capital expenditures to be about $58.0 million and depreciation to be about $51 million. Including acquisitions, we are forecasting about 156 new stores (including concessions) and are planning to close about 79 stores. Our store opening and closing plans by chain are as follows:

Company	New	Acquisitions	Close
Journeys Group	19		16
Journeys stores (U.S.)	4		12
Journeys stores (Canada)	10		0
Journeys Kidz stores	5		0
Shï by Journeys	0		4

Underground Station Group	0		22

Johnston & Murphy Group	6		8

Schuh Group	6	75	3
Concessions	0	16	2
Schuh stores	6	59	1

Lids Sports Group	40	10	30
Lids hat stores (U.S.)	13		24
Lids hat stores (Canada)	10		0
Lids Locker Room (U.S.)	12	6	4
Lids Clubhouse	4	4	2
Lids Locker Room (Canada)	1		0

Total Projected Stores	71	85	79

We ended the quarter with 2,387 stores and plan to end fiscal 2012 with 2,386 stores.

We are forecasting square footage growth of 11% for the year.

As always, we plan to be selective in operating new stores and opening stores only where the economics create value for our shareholders. Therefore, this new store forecast could vary depending on opportunities in the real estate market.

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, earnings and operating margins), and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management in four years based on the achievement of certain performance objectives; the costs of responding to and liability in connection with the network intrusion announced in December 2010; the timing and amount of non-cash asset impairments; weakness in the consumer economy; competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.